Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – August 15, 2007

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On August 14th, 2007, the Board of Directors of Auburn National Bancorporation, Inc. (NASDAQ: AUBN) declared a third quarter $0.175 per share cash dividend, payable September 25th, 2007 to shareholders of record as of September 10th , 2007. This represents a 9% increase over dividends declared for the fourth quarter of 2006.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is a bank holding company with total assets of approximately $652 million. AuburnBank (the “Bank”), the Company’s principal subsidiary, is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, Mountain Brook, and Orange Beach, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.